CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Global Trust, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Global Trust Acquires its First Property

New York, New York, October 30, 2012 -- American Realty Capital Global Trust, Inc. (“ARC Global” or the “Company”) announced today that it closed on its first acquisition – a McDonald’s restaurant located in Carlisle, United Kingdom. The purchase price of the property was £1.6 million, exclusive of closing costs, at a capitalization rate of 8.75% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price). The acquisition was funded with a mix of proceeds from the Company’s initial public offering and a loan from Santander.

The McDonald’s restaurant contains 9,094 square feet and is leased to McDonald’s Real Estate LLP, a subsidiary of McDonald’s Corporation, which carries an investment grade rating as determined by major credit rating agencies.

“This prime property, which we acquired with the assistance of our European partner, Moor Park Capital Partners, demonstrates our ability to identify and purchase properties with superior cap rates in Europe,” commented Nicholas S. Schorsch, Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Schorsch continued, “This recent acquisition bears out our investment thesis and demonstrates the strong rental returns we are able to achieve in Europe currently on attractive credits, given the overall uncertainty of the European economy, broadly speaking.”

As previously announced, ARC Global’s board of directors authorized, and the Company declared, a distribution rate which will be calculated at a rate of $0.00194520548 per day. The Company’s distributions will begin to accrue 30 days following the Company’s initial property acquisition which occurred today, October 30, 2012. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

About American Realty Capital

Founded in 2006, American Realty Capital (“ARC”) is a full-service investment management firm providing advisory services to retail and institutional investors. ARC is an active sponsor and manager of public and private real estate investments, a business development company and other investment products.  Collectively, ARC's senior team of seasoned professionals has acquired and managed over $8 billion of real estate, as well as $5 billion of corporate sale-leasebacks and net leased properties.
http://www.americanrealtycap.com

About Moor Park Capital Partners LLP

Moor Park Capital Partners LLP (“Moor Park”), founded in 2006, is a UK limited liability partnership and is regulated by the FSA. Headquartered in London, Moor Park is a private real estate firm which concentrates on commercial property investment in Europe and has approximately €1.64 billion of real estate assets currently under management. Moor Park provides a wide range of services to its clients, including, among others, acquisition, development, asset, property and facility management, leasing services, centralized corporate support services and financing services. The partners of Moor Park are Gary Wilder, Shemeel Khan & Jagdeep Kapoor and together have a combined 55 years of experience and have structured and executed €22 billion of real estate transactions in Europe.
http://www.moorparkcapital.com

Important Notice

ARC Global is a publicly registered, non-traded real estate investment program. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.